                                                                 EXHIBIT (a)(1)


                               ATRION CORPORATION
                        OFFER TO PURCHASE FOR CASH UP TO
         500,000 SHARES OF ITS COMMON STOCK, PAR VALUE $.10 PER SHARE,
                   AT A PURCHASE PRICE NOT GREATER THAN $9.00
                         NOR LESS THAN $7.00 PER SHARE

          THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT
         5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, DECEMBER 15, 1998,
                         UNLESS THE OFFER IS EXTENDED.

                              --------------------

     Atrion Corporation, a Delaware corporation (the "Company"), hereby invites its stockholders to tender up to 500,000 shares of its Common Stock, par value $.10 per share (such shares, together with associated common stock purchase rights issued pursuant to the Rights Agreement, dated as of February 1, 1990, between the Company and American Stock Transfer & Trust Company as Rights Agent, as amended, are hereinafter referred to as the "Shares"), to the Company at prices not greater than $9.00 nor less than $7.00 per Share in cash, as specified by tendering shareholders, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer").

     The Company will, upon the terms and subject to the conditions of the Offer, determine the lowest single per Share price (not greater than $9.00 nor less than $7.00 per Share), net to the seller in cash (the "Purchase Price"), that will allow it to purchase 500,000 Shares (or such lesser number of Shares as are validly tendered and not withdrawn) pursuant to the Offer. The Company will pay the Purchase Price for all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, the procedure pursuant to which Shares will be accepted for payment and the proration provisions. Certificates representing Shares tendered at prices in excess of the Purchase Price and not withdrawn and Shares not purchased because of proration will be returned at the Company's expense. The Company reserves the right, in its sole discretion, to purchase more than 500,000 Shares pursuant to the Offer. See Section 14.

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

     The Shares are listed and traded on The Nasdaq Stock Market ("Nasdaq") under the symbol "ATRI." On November 12, 1998, the last full Nasdaq trading day during which the Shares traded prior to the commencement of the Offer, the closing per Share sales price as reported by Nasdaq was $6.875 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE
SECTION 7.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH STOCKHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER. SEE SECTION 10.

            The Date of this Offer to Purchase is November 16, 1998

                                   IMPORTANT

     Any stockholder wishing to tender all or any part of his or her Shares should either (a) complete and sign a Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and either mail or deliver it with any required signature guarantee or an Agent's Message (as defined below) and any other required documents to American Stock Transfer & Trust Company (the "Depositary"), and either mail or deliver the stock certificates for such tendered Shares to the Depositary (with all such other documents) or tender such Shares pursuant to the procedure for book-entry delivery set forth in Section 3, or (b) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if they desire to tender their Shares. Any stockholder who desires to tender Shares and whose certificates for such Shares cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary, in any case, by the expiration of the Offer must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

     STOCKHOLDERS MUST COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE BOX RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES, TO EFFECT A VALID TENDER OF SHARES.

     Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent and will be furnished at the Company's expense. Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Stockholders may also contact their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.


                               TABLE OF CONTENTS

                                                                                    PAGE
                                                                                    ----
SUMMARY................................................................................3
INTRODUCTION...........................................................................5
THE OFFER..............................................................................6
     1.  Number of Shares; Proration...................................................6
     2.  Purpose of the Offer; Certain effects of the Offer............................8
     3.  Procedures for Tendering Shares...............................................9
     4.  Withdrawal Rights............................................................13
     5.  Purchase of Shares and Payment of Purchase Price.............................13
     6.  Certain Conditions of the Offer..............................................14
     7.  Price Range of Shares; Dividends.............................................16
     8.  Source and Amount of Funds...................................................16
     9.  Certain information concerning the Company...................................17
     10. Interests of Directors and Officers; Transactions
         and arrangements concerning Shares...........................................21
     11. Effects of the Offer on the Market for Shares;
         Registration under the Exchange Act..........................................22
     12. Certain Legal Matters; Regulatory Approvals..................................23
     13. Certain United States Federal Income Tax Consequences........................23
     14. Extension of Offer; Termination; Amendment...................................26
     15. Fees and Expenses............................................................26
     16. Miscellaneous................................................................27

                                    SUMMARY

     This general summary is solely for the convenience of the Company's stockholders and is qualified in its entirety by reference to the full text and more specific details in this Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Purchased..........  500,000 Shares (or such lesser number of Shares as are validly tendered pursuant to the Offer and not withdrawn).

Purchase Price............................  The Company will, upon the terms and subject to the conditions of the Offer, determine the lowest single per Share price (not greater than $9.00 nor less than $7.00 per Share) net to the seller in cash
                                            (the "Purchase Price"), that will allow it to purchase 500,000
                                            Shares (or such lesser number of Shares as are validly tendered and not withdrawn) pursuant to the Offer.  The Company will pay the
                                            Purchase Price for all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer.  Each stockholder desiring to tender
                                            Shares must specify in the Letter of Transmittal the minimum price
                                            (not greater than $9.00 nor less than $7.00 per Share) at which such stockholder is willing to have his or her Shares purchased by the Company.

Conditions to the Offer...................  The Offer is subject to certain conditions.  See Section 6.

How to Tender Shares......................  See Section 3. Call the Information Agent or consult your broker for assistance.

Brokerage Commissions.....................  None.

Stock Transfer Tax........................  None, if payment is made to the registered holder.

Expiration and Proration Dates............  Tuesday, December 15, 1998, at 5:00 p.m., New York City time, unless the Offer is extended by the Company.

Proration.................................  In the event that proration of tendered Shares is required, proration for each stockholder tendering Shares, other than Odd Lot Holders, shall be based on the ratio of the number of Shares tendered by such stockholder at or below the Purchase Price (and not
                                            withdrawn prior to the Expiration Date) to the total number of
                                            Shares tendered by all stockholders, other than Odd Lot Holders, at or below the Purchase Price (and not withdrawn prior to the
                                            Expiration Date).

Odd Lots..................................  There will be no proration of Shares tendered by any stockholder owning beneficially fewer than 100 Shares in the aggregate as of the close of business on November 13, 1998 and as of the
                                            Expiration Date, who tenders all such Shares at or below the
                                            Purchase Price prior to the Expiration Date and who checks the
                                            "Odd Lots" box in the Letter of Transmittal.  See Section 1.

Payment Date..............................  As soon as practicable after the expiration of the Offer.

Position of the Company and
its Directors.............................  Neither the Company nor its Board of Directors makes any recommendation to any stockholder as to whether to tender or refrain from tendering Shares. The Company has been advised that none of its directors or executive officers intends to tender any
                                            Shares pursuant to the Offer.

Withdrawal Rights.........................  Tendered Shares may be withdrawn at any time prior to the expiration of the Offer (5:00 p.m., New York City time, on
                                            Tuesday, December 15, 1998, or such later date to which the Offer is extended by the Company) and, unless previously purchased, may also be withdrawn at any time after 5:00 P.M., New York City time, on Wednesday, January 13, 1999. See Section 4.

For Further Developments..................  Call the Information Agent or consult your broker.


     THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER ON BEHALF OF THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY THE COMPANY.

TO THE HOLDERS OF COMMON STOCK OF ATRION CORPORATION:

                                  INTRODUCTION

     Atrion Corporation, a Delaware corporation (the "Company"), hereby invites its stockholders to tender up to 500,000 shares of its common stock, par value $.10 per share (hereinafter referred to as the "Shares"), to the Company at prices not greater than $9.00 nor less than $7.00 per Share, as specified by tendering stockholders, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer").

     The Company will, upon the terms and subject to the conditions of the Offer, determine the lowest single per Share price (not greater than $9.00 nor less than $7.00 per Share), net to the seller in cash (the "Purchase Price"), that will allow it to purchase 500,000 Shares (or such lesser number of Shares as are validly tendered and not withdrawn) pursuant to the Offer. The Company will pay the Purchase Price for all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, the procedure pursuant to which Shares will be accepted for payment and the proration provisions. Certificates representing Shares tendered at prices in excess of the Purchase Price and not withdrawn and Shares not purchased because of proration will be returned at the Company's expense. The Company reserves the right, in its sole discretion, to purchase more than 500,000 Shares pursuant to the Offer. See Section 14.

     THIS OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED IN THE OFFER. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH STOCKHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.
     SEE SECTION 10.

     The Company's Board of Directors believes that the Offer is in the best interests of the Company. The Offer affords to those stockholders who desire liquidity an opportunity to sell all or a portion of their Shares without the usual transaction costs associated with open market sales.

     The Offer provides stockholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices (not greater than $9.00 nor less than $7.00 per Share) at which they are willing to sell their Shares and, if any such Shares are purchased pursuant to the Offer, to sell those Shares for cash to the Company. Stockholders who determine not to accept the Offer will increase their proportionate interest in the Company's equity, and thus in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future.

     Upon the terms and subject to the conditions of the Offer, if at the expiration of the Offer more than 500,000 Shares (or such greater number of Shares as the Company may elect to purchase) are validly tendered at prices at or below the Purchase Price and not withdrawn, the Company will purchase validly tendered and not withdrawn Shares first from all Odd Lot Holders (as defined in Section 1) who validly tendered all their Shares at or below the Purchase Price and who so certify in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, and then, after the purchase of all of the foregoing Shares, all Shares tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchase of fractional Shares). See Section 1. All certificates representing Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and not withdrawn and Shares not purchased because of proration, will be returned at the Company's expense to the stockholders who tendered such Shares.

     The Purchase Price will be paid net to the tendering stockholder in cash for all Shares purchased. Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. HOWEVER, ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 THAT IS INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION
3. The Company will pay all fees and expenses incurred in connection with the Offer by American Stock Transfer & Trust Company which will act as the depositary for the Offer (the "Depositary") and Georgeson & Company Inc. which will act as information agent for the Offer (the "Information Agent"). See
Section 15.

     As of November 11, 1998, the Company had issued and outstanding 3,201,645 Shares and had 233,000 Shares issuable on the exercise of stock options exercisable within 60 days. The 500,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 15.6% of the outstanding Shares. The Shares are listed and traded on The Nasdaq Stock Market ("Nasdaq") under the symbol "ATRI." On November 12, 1998, the last full Nasdaq trading day during which the Shares traded prior to the commencement of the Offer, the closing per Share sales price as reported by Nasdaq was $6.875 per share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE
SECTION 7.

                                   THE OFFER

1.   NUMBER OF SHARES; PRORATION.

     Upon the terms and subject to the conditions of the Offer, the Company will purchase 500,000 Shares or such lesser number of Shares as are validly tendered (and not withdrawn in accordance with Section 4) prior to the Expiration Date (as defined below) at prices not greater than $9.00 nor less than $7.00 per Share. The term "Expiration Date" means 5:00 P.M., New York City time, on Tuesday, December 15, 1998, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 14 for a description of the Company's right to extend, delay, terminate or amend the Offer. The Company reserves the right, in its sole discretion, to purchase more than 500,000 Shares pursuant to the Offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. See Section 14. In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Purchase Price prior to the Expiration Date will be eligible for proration, except for Odd Lots as explained below. The proration period also expires on the Expiration Date.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED IN THE OFFER. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

     In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender Shares must specify the price or prices (not greater than $9.00 nor less than $7.00 per Share) at which they are willing to sell their Shares to the Company. As promptly as practicable following the Expiration Date, the Company will, in its sole discretion, determine the Purchase Price that will allow it to purchase 500,000 Shares (or such lesser number of Shares as are validly tendered and not withdrawn) pursuant to the Offer. The Company will pay the Purchase Price, even if such Shares were tendered below the Purchase Price, for all Shares validly tendered prior to the Expiration Date at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, the procedure pursuant to which Shares will be accepted for payment and the proration provisions. All Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and not withdrawn and Shares not purchased because of proration, will be returned to the tendering stockholders at the Company's expense as promptly as practicable following the Expiration Date. The Company reserves the right, in its sole discretion, to purchase more than 500,000 Shares pursuant to the Offer. See
Section 14.

     PRIORITY OF PURCHASES. Upon the terms and subject to the conditions of the Offer, if more than 500,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) have been validly tendered at prices at or below the Purchase Price and not withdrawn, the Company will purchase validly tendered and not withdrawn Shares on the basis set forth below:

     (a) first, all Shares tendered and not withdrawn prior to the Expiration Date by any Odd Lot Holder (as defined below) who:

         (1) tenders all Shares beneficially owned by such Odd Lot Holder at a price at or below the Purchase Price (tenders of fewer than all Shares owned by such stockholder will not qualify for this preference); and

         (2) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

     (b) second, after purchase of all of the foregoing Shares, all Shares tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares) as described below.

     ODD LOTS. For purposes of the Offer, the term "Odd Lots" shall mean all Shares validly tendered prior to the Expiration Date at prices at or below the Purchase Price and not withdrawn by any person who owned beneficially as of the close of business on November 13, 1998, and continues to own beneficially as of the Expiration Date, an aggregate of fewer than 100 Shares (and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery) (an "Odd Lot Holder"). As set forth above, Odd Lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares. In order to qualify for this preference, an Odd Lot Holder must tender all such Shares in accordance with the procedures described in Section 3. This preference is not available to partial tenders or to beneficial holders of an aggregate of 100 or more Shares, even if such holders have separate accounts or certificates representing fewer than 100 Shares. By accepting the Offer, an Odd Lot Holder would not only avoid the payment of brokerage commissions but also would avoid any applicable odd lot discounts in a sale of such holder's Shares. Any Odd Lot Holder wishing to tender all of such stockholder's Shares should complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

     The Company also reserves the right, but will not be obligated, to purchase all Shares duly tendered by any stockholder who tendered all Shares owned beneficially at or below the Purchase Price and who, as a result of proration, would then own beneficially an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase by the number of Shares purchased through the exercise of such right.

     PRORATION. In the event that proration of tendered Shares is required, the Company will determine the proration factor as soon as practicable following the Expiration Date. Proration for each stockholder tendering Shares, other than Odd Lot Holders, shall be based on the ratio of the number of Shares tendered by such stockholder at or below the Purchase Price (and not withdrawn) to the total number of Shares tendered by all stockholders, other than Odd Lot Holders, at or below the Purchase Price (and not withdrawn). Because of the difficulty in determining the number of Shares properly tendered (including Shares tendered by guaranteed delivery procedures, as described in Section 3) and not withdrawn, and because of the odd lot procedure, the Company does not expect that it will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately seven Nasdaq trading days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Stockholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers.

     As described in Section 13, the number of Shares that the Company will purchase from a stockholder may affect the United States federal income tax consequences to the stockholder of such purchase and therefore may be relevant to a stockholder's decision whether to tender Shares. The Letter of Transmittal affords each tendering stockholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.   PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

     THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THE MATTERS DISCUSSED BELOW AS WELL AS THE FACTORS DESCRIBED IN THE COMPANY'S FILINGS WITH THE COMMISSION.

     The Offer provides stockholders who are considering a sale of all or a portion of their Shares with the opportunity to determine the price or prices (not greater than $9.00 nor less than $7.00 per Share) at which they are willing to sell their Shares and, subject to the terms and conditions of the Offer, to sell those Shares for cash without the usual transaction costs associated with market sales. In addition, stockholders owning fewer than 100 Shares whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions but also will avoid any applicable odd lot discounts payable on a sale of their Shares. The Offer also allows stockholders to sell a portion of their Shares while retaining a continuing equity interest in the Company and may give Stockholders the opportunity to sell Shares at prices greater than market prices prevailing prior to announcement of the Offer.

     The Company believes that the Offer will be accretive to earnings per share (on both a basic and a diluted basis) in the fiscal year ending December 31, 1999, but there can be no assurance to that effect.

     The Board of Directors believes that the Shares are undervalued at the present time and that the purchase of Shares is an attractive use of the Company's financial resources.

     Stockholders who determine not to accept the Offer will increase their proportionate interest in the Company's equity, and thus in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future.

     Shares that the Company acquires pursuant to the Offer will become authorized Shares held in treasury and will be available for reissuance by the Company without further stockholder action (except as may be required by applicable law or the rules of Nasdaq or any securities exchange on which the Shares are listed). Subject to applicable state laws and rules of Nasdaq, such Shares could be issued without stockholder approval for, among other things, acquisitions, the raising of additional capital for use in the Company's business, stock dividends or in connection with stock option plans and other plans, or a combination thereof.

     The Company may in the future purchase additional Shares on the open market, in private transactions, through tender offers or otherwise. Any such purchases may be on the same terms as, or on terms that are more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), generally prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by the Company will depend on several factors including, without limitation, the ability of the Company to make such purchases under its financing agreements in effect at the time, the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

     The amount required to fund the purchase of Shares tendered in the Offer (assuming a purchase price of $9.00 per Share) and pay related taxes, fees and expenses of such transactions is estimated to be approximately $4,625,000. The Company anticipates that the funds necessary to purchase Shares pursuant to the Offer and to pay related taxes, fees and expenses will come from the Company's general corporate funds.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH STOCKHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER. SEE SECTION 10.

3.   PROCEDURES FOR TENDERING SHARES.

     PROPER TENDER OF SHARES. For Shares to be validly tendered pursuant to the Offer, (a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) including any required signature guarantees or an Agent's Message (as defined below) and any other documents required by the Letter of Transmittal, must be received prior to 5:00 P.M., New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase or (b) the tendering stockholder must comply with the guaranteed delivery procedure set forth below. IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, STOCKHOLDERS DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST PROPERLY INDICATE, IN THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" ON THE LETTER OF TRANSMITTAL, THE PRICE (IN INCREMENTS OF $0.25) AT WHICH THEIR SHARES ARE BEING TENDERED. Stockholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with the terms of the Offer) at more than one price. IN ORDER TO VALIDLY TENDER SHARES, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.

     In addition, Odd Lot Holders who tender all such Shares must complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, in order to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

     SIGNATURE GUARANTEES AND METHOD OF DELIVERY. No signature guarantee is required if (i) the Letter of Transmittal is signed by the registered holder(s) of the Shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder(s) have not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or (ii) Shares are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company (not a savings bank or a savings and loan association) having an office, branch or agency in the United States (each such entity being hereinafter referred to as an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate or stock power guaranteed by an Eligible Institution.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     BOOK-ENTRY DELIVERY. The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing such Facility to transfer Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (i) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as "confirmation of a book-entry transfer." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a confirmation of a book-entry transfer which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

     GUARANTEED DELIVERY. Stockholders whose Share certificates are not immediately available, who cannot deliver their Shares and all other required documents to the Depositary or who cannot complete the procedure for delivery by book-entry transfer prior to the Expiration Date must tender their Shares pursuant to the guaranteed delivery procedure set forth in this Section 3. Pursuant to such procedure: (i) such tender must be made by or through an Eligible Institution, (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (with any required signature guarantees) must be received by the Depositary prior to the Expiration Date, and (iii) the certificates for all physically delivered Shares in proper form for transfer by delivery, or a confirmation of a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility of all Shares delivered electronically, in each case together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by this Letter of Transmittal, must be received by the Depositary within three Nasdaq trading days after the date the Depositary receives such Notice of Guaranteed Delivery.

     UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary and certifies that such number is correct. Therefore, each tendering stockholder must complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satisfaction of the Depositary that it is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign stockholders) are not subject to these backup withholding requirements. To prevent possible erroneous backup withholding, an exempt holder must enter its correct taxpayer identification number in Part 1 of Substitute Form W-9, certify that such Stockholder is not subject to backup withholding in Part 2 of such form, and sign and date the form. See the Guidelines for Certification of Taxpayer Identification Number of Substitute Form W-9 enclosed with Letter of Transmittal for additional instructions. In order for a foreign stockholder to qualify as an exempt recipient, a foreign stockholder must submit an Internal Revenue Service ("IRS") Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that stockholder's exempt status. Such statements may be obtained from the Depositary. See Instruction 10 of the Letter of Transmittal. Stockholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding.

     TO PREVENT UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO STOCKHOLDERS FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

     For a discussion of certain United States federal income tax consequences to tendering stockholders, see Section 13.

     WITHHOLDING FOR FOREIGN STOCKHOLDERS. Even if a foreign stockholder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a foreign stockholder or its agent unless (A) the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States or (B) the foreign stockholder establishes to the satisfaction of the Company and the Depositary that the sale of Shares by such foreign stockholder pursuant to the Offer will qualify as a "sale or exchange," rather than as a distribution taxable as a dividend, for United States federal income tax purposes (see Section 13 below). For this purpose, a foreign stockholder is any stockholder that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of the source of such income, or (iv) a trust the administration of which a court within the United States is able to exercise primary supervision and all substantial decisions of which one or more United States persons have the authority to control. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign stockholder must deliver to the Depositary before the payment a properly completed and executed IRS Form 1001. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the Depositary a properly completed and executed IRS Form 4224. The Depositary will determine a stockholder's status as a foreign stockholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" test described in Section 13 or is otherwise able to establish that no tax or a reduced amount of tax is due. Each foreign stockholder is urged to consult its tax advisor regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Instruction 11 of the Letter of Transmittal.

     DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of Shares to be accepted, the price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payments for which may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by the Company. None of the Company, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice.

     TENDERING STOCKHOLDER'S REPRESENTATION AND WARRANTY; COMPANY'S ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to the Company that (a) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and (b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of
(x) Shares tendered or (y) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire such Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered such Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and conditions of the Offer.

     CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

4.   WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 5:00 P.M. New York City time, on Wednesday, January 13, 1999.

     For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic or facsimile transmission form and must be received in a timely manner by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the name of the registered holder (if different from that of the person who tendered such Shares), the number of Shares tendered and the number of Shares to be withdrawn. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in any notice of withdrawal nor shall any of them incur liability for failure to give any such notice.

     Withdrawals may not be rescinded and any Shares withdrawn will thereafter be deemed not tendered for purposes of the Offer unless such withdrawn Shares are validly retendered prior to the Expiration Date by again following one of the procedures described in Section 3.

     If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of the Company, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5.   PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Date, the Company (i) will determine the lowest single Purchase Price that will allow it to purchase 500,000 Shares (or such lesser number of Shares as are validly tendered and not withdrawn prior to the Expiration Date), taking into account the number of Shares so tendered and the prices specified by tendering stockholders, and (ii) will accept for payment and pay for (and thereby purchase) Shares validly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased) Shares that are tendered at or below the Purchase Price and not withdrawn (subject to the proration provisions of the Offer) only when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. In accordance with applicable regulations of the Commission, the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. If (i) the Company increases or decreases the price to be paid for the Shares or the number of Shares being sought in the Offer and, in the event of an increase in the number of Shares being sought, such increase exceeds 2% of the outstanding Shares, and (ii) the Offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14, the Offer will be extended until the expiration of such period of ten business days.

     Upon the terms and subject to the conditions of the Offer, the Company will purchase and pay a single per Share Purchase Price for all of the Shares accepted for payment pursuant to the Offer as soon as practicable after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by the Depositary of certificates for Shares (or of a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other required documents.

     The Company will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to the tendering stockholders.

     In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately seven Nasdaq trading days after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered such Shares) to the tendering stockholder as promptly as practicable after the Expiration Date without expense to the tendering stockholders. Under no circumstances will interest on the Purchase Price be paid by the Company by reason of any delay in making payment. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See
Section 6.

     The Company will pay or cause to be paid all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder(s), or if tendered certificates are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder(s) or such other person or otherwise) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

     THE COMPANY MAY BE REQUIRED TO WITHHOLD AND REMIT TO THE IRS 31% OF THE GROSS PROCEEDS PAID TO ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE SECTION 3. SEE SECTION 13 REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN STOCKHOLDERS.

6.   CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after November 16, 1998 and prior to the time of payment for any such Shares (whether any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer) any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's judgment (regardless of the circumstances giving rise thereto, including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

     (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer, or (ii) in the Company's sole judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

     (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal that, in the Company's sole judgment, would or might directly or indirectly: (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer; (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares; (iii) materially impair the contemplated benefits of the Offer to the Company; or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

     (c) there shall have occurred: (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (ii) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in the Company's sole judgment, might effect, the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the Shares or in the market prices of equity securities generally or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Company, have a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or on the trading in the Shares; (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on November 13, 1998;

     (d) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or shall have been publicly disclosed, or any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire the Company or any of its Shares, or the Company shall have learned that any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares, or any new group shall have been formed that beneficially owns more than 5% of the outstanding Shares; or

     (e) any change or changes shall have occurred, be pending or threatened or be proposed, which have affected or could affect the business, scope, condition (financial or otherwise), assets, income, level of indebtedness, operations, prospects, stock ownership or capital structure of the Company or its subsidiaries which, in the Company's sole judgment, is or may be material to the Company or its subsidiaries.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

7.   PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are listed and traded on Nasdaq. The following table sets forth, for the periods indicated, the high and low closing per Share sales prices as reported by Nasdaq (rounded to the nearest $.01):

                                                                                           DIVIDENDS
                                                          HIGH              LOW            PER SHARE
                                                          ----              ---            ---------
FISCAL 1996:
  1st Quarter ...........................                 $14.67            $13.50            $.20
  2nd Quarter ...........................                  17.00             13.33             .20
  3rd Quarter ...........................                  17.50             14.83             .20
  4th Quarter ...........................                  20.50             15.50             .20

FISCAL 1997:
  1st Quarter ...........................                  16.50             11.00             .20
  2nd Quarter ...........................                  16.25             11.63             .20
  3rd Quarter ...........................                  16.63             13.25             .10
  4th Quarter ...........................                  15.31             13.00             .10

FISCAL 1998:
  1st Quarter ...........................                  13.75             10.88               0
  2nd Quarter ...........................                  11.44              8.81               0
  3rd Quarter ...........................                   9.44              7.63               0
  4th Quarter (through
      November 13, 1998) ................                   7.81              6.25               0


     On November 12, 1998, the last full Nasdaq trading day during which the Shares traded prior to the commencement of the Offer, the closing per Share sales price was $6.875. THE COMPANY URGES STOCKHOLDERS TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     The Company has not paid cash dividends in 1998. The Company's dividend policy will be reviewed by the Board of Directors at such future times as may be appropriate in light of relevant factors at such times. The Company does not expect to pay cash dividends in the foreseeable future.

8.   SOURCE AND AMOUNT OF FUNDS.

     Assuming that the Company purchases 500,000 Shares pursuant to the Offer at a purchase price of $9.00 per Share, the Company expects the maximum amount required to purchase shares pursuant to the Offer and to pay related taxes, fees and expenses will be approximately $4,625,000, which the Company expects to obtain from its general corporate funds.

9.   CERTAIN INFORMATION CONCERNING THE COMPANY.

     The Company designs, develops, manufactures, markets, sells and distributes medical products and components. The Company is a Delaware corporation which was incorporated in 1996 and is the successor to the former ATRION Corporation as a result of a merger to change domicile from Alabama to Delaware. The Company's operations are conducted through three medical products subsidiaries, Quest Medical, Inc., Atrion Medical Products, Inc. and Halkey-Roberts Corporation. In addition, the Company has a subsidiary which operates a small gaseous oxygen pipeline and a subsidiary which is engaged in leasing activities. The Company's executive offices are located at One Allentown Parkway, Allen, Texas 75002, and its telephone number is (972) 390-9800.

     The foregoing description of the Company's business is qualified in its entirety by the more detailed discussion contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and in its other filings made with the Commission under the Exchange Act.

     SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION. Set forth below is certain summary historical consolidated financial information of the Company and its subsidiaries. The historical financial information (other than the ratio of earnings to fixed charges and book value per common share, has been derived from the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and from the unaudited consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q for the periods ended September 30, 1998 and September 30, 1997, respectively, which have been prepared on a basis substantially consistent with the audited financial statements, and reflect, in the opinion of management, all adjustments necessary to a fair presentation of the financial position and results of operations for such periods. The results for the nine months ended September 30, 1998 are not necessarily indicative of the results for the full year. The information presented below should be read in conjunction with the Company's consolidated financial statements and notes thereto incorporated herein by reference. More comprehensive financial information is included in such financial statements, and the financial information which follows is qualified in its entirety by reference to such financial statements, related notes and the audit report contained therein, copies of which may be obtained as set forth below under the caption "ADDITIONAL INFORMATION."

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                (IN THOUSANDS EXCEPT RATIOS AND PER SHARE DATA)


                                                               NINE MONTHS ENDED                     FISCAL YEAR ENDED
                                                            -----------------------               ----------------------
                                                              9/30/98       9/30/97               12/31/97      12/31/96
                                                            -----------------------               ----------------------
STATEMENT OF INCOME DATA:                                          (UNAUDITED)
     Sales                                                  $  33,108        23,375                 30,277        22,121
     Income (Loss) From Continuing Operations                   1,262         1,413                 (2,045)          853
     Income From Discontinued Operations                           --         1,921                  1,923         5,623
     Gain on Disposal of Discontinued Operations                   --        17,002                 17,292            --
     Net Income                                                 1,262        20,336                 17,170         6,476

     Earnings (Loss) Per Basic Share:
       Continuing Operations                                     0.39          0.44                  (0.63)         0.27
       Discontinued Operations                                     --          0.60                   0.60          1.76
       Gain on Disposal of Discontinued Operations                 --          5.28                   5.36            --
                                                               ------        ------                 ------        ------
                                                                 0.39          6.32                   5.33          2.03
     Earnings (Loss) Per Diluted Share:
       Continuing Operations                                     0.39          0.43                  (0.63)         0.26
       Discontinued Operations                                     --          0.59                   0.60          1.73
       Gain on Disposal of Discontinued Operations                 --          5.23                   5.36            --
                                                               ------        ------                 ------        ------
                                                                 0.39          6.25                   5.33          1.99

     Basic Shares Outstanding                                   3,212         3,218                  3,224         3,189
     Diluted Shares Outstanding                                 3,216         3,251                  3,224         3,253
     Ratio of Earnings to Fixed Charges                         16.7x          6.9x                  -6.8x (1)      3.5x

BALANCE SHEET AND OTHER DATA:
     Working Capital                                           18,827        34,942                 33,593         4,353
     Total Assets                                              61,924        66,587                 60,942        45,433
     Total Debt                                                   203           906                    656         7,016
     Shareholders' Equity                                      50,782        53,446                 49,986        34,419
     Dividends Per Share                                           --          0.50                   0.60          0.80
     Book Value Per Common Share                                15.86         16.49                  15.42         10.71


NOTE TO SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     (1) The amount of deficiency in earnings to achieve a one-to-one coverage was $3,328,000.

SUMMARY UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION. The following summary unaudited consolidated pro forma financial information gives effect to the purchase of Shares pursuant to the Offer, and the ayment of related taxes, fees and expenses, based on the assumptions described in the Notes to Summary Unaudited Consolidated Pro Forma Financial Information below, as if such transactions had occurred on the first day of each of the periods presented, with respect to operating statement data, and on September 30, 1998 and December 31, 1997, with respect to balance sheet data. The summary unaudited consolidated pro forma financial information should be read in conjunction with the summary historical consolidated financial information incorporated herein by reference and does not purport to be indicative of the results that would actually have been obtained, or results that may be obtained in the future, or the financial condition that would have resulted, if the purchase of the Shares pursuant to the Offer, and the payment of related taxes, fees and expenses, had been completed at the dates indicated.

       SUMMARY UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION (1)
              (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)


                                              Nine Months Ended September 30, 1998          Fiscal Year Ended December 31, 1997
                                             ---------------------------------------     -------------------------------------------
                                                            Proforma                                     Proforma
                                             Historical    Adjustments     Proforma       Historical    Adjustments   Proforma
                                             ----------   ------------    ---------      -----------   ------------   ---------
STATEMENT OF INCOME
Revenues                                        33,108                        33,108          30,277                     30,277
Cost of Goods Sold                              20,594                        20,594          20,755                     20,755
                                             ---------                    ----------      ----------                   --------
Gross Profit                                    12,514                        12,514           9,522                      9,522
Operating Expenses                              11,012                        11,012          13,909                     13,909
                                             ---------                    ----------      ----------                   --------
Operating Income                                 1,502                         1,502          (4,387)                    (4,387

Other Income and Expenses:
  Interest Income, Net                             454          (191)            263             818          (254)         564
  Other Income                                      53                            53             241                        241
                                             ---------   -----------      ----------      ----------     ---------    ---------
Income from Continuing Operations
  Before Provision for Income Tax                2,009          (191)          1,818          (3,328)         (254)      (3,582)
Provision for Income Taxes                        (747)           65            (682)          1,283            86        1,369
                                             ---------   -----------      ----------      ----------     ---------    ---------
Income (Loss) From Continuing
  Operations                                     1,262          (126)          1,136          (2,045)         (168)      (2,213)
Income from Discontinued Operations                 --                            --           1,923                      1,923
Gain on Disposal of Discontinued
  Operations                                        --                            --          17,292                     17,292
                                             ---------   -----------      ----------      ----------     ---------    ---------
Net Income                                       1,262          (126)          1,136          17,170          (168)      17,002
                                             =========   ===========      ==========      ==========     =========    =========
Earnings (Loss) Per Basic and
  Diluted Share:
     Continuing Operations                        0.39          0.03            0.42           (0.63)        (0.18)       (0.81)
     Discontinued Operations                        --                            --            0.60          0.11         0.71
     Gain on Disposal of
       Discontinued Operations                      --                            --            5.36          0.99         6.35
                                              --------   -----------      ----------      ----------     ---------    ---------
                                                  0.39          0.03            0.42            5.33          0.92         6.25
Dividends per Share                                 --                            --            0.60                       0.60
Ratio of Earnings to Fixed
  Charges (2)                                     6.7x         -1.5x           15.2x           -6.8x (3)      -.6x        -7.4x (4)
Basic Shares Outstanding                         3,212          (500)          2,712           3,224          (500)       2,724
Diluted Shares Outstanding                       3,216          (500)          2,716           3,224          (500)       2,724

   SUMMARY UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION (CONT.) (1)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                              As of September 30, 1998                              As of December 31, 1997
                                    ---------------------------------------------        -----------------------------------------
                                                      Proforma                                           Proforma
                                     Historical      Adjustments         Proforma        Historical     Adjustments      Proforma
                                    ------------     -----------        ---------        ----------     -----------     ----------
BALANCE SHEET DATA:
ASSETS
Current Assets:
  Cash & Cash Equivalents                 7,972          (4,625)            3,347            32,172          (4,625)        27,547
  Accounts Receivable                     7,721                             7,721             2,897                          2,897
  Inventories                             8,102                             8,102             3,960                          3,960
  Prepayments                               782                               782               337                            337
                                    -----------      ----------         ---------        ----------     -----------     ----------
  Total Current Assets                   24,577          (4,625)           19,952            39,366          (4,625)        34,741
Property, Plan & Equipment:
  Original Cost                          21,463                            21,463            15,617                         15,617
  Less Accumulated
    Depreciation                         (4,326)                           (4,326)           (2,475)                        (2,475)
                                    -----------      ----------         ---------        ----------     -----------     ----------
    Total PP&E                           17,137                            17,137            13,142                         13,142
Deferred Charges:
  Patents, net                            3,663                             3,663               908                            908
  Goodwill, net                          13,976                            13,976             4,862                          4,862
  Other                                   2,571                             2,571             2,664                          2,664
                                    -----------      ----------         ---------     -------------     -----------     ----------
  Total Deferred Charges                 20,210                            20,210             8,434                          8,434
TOTAL ASSETS                             61,924          (4,625)           57,299            60,942          (4,625)        56,317
                                    ===========      ==========         =========     =============     ===========     ==========
LIABILITIES AND
STOCKHOLDERS'
EQUITY
Current Liabilities:
  Curr. Maturities of LTD                   203                              203                453                            453
  Accounts Payable and
    Accrued Liabilities                   5,547                            5,547              5,320                          5,320
                                    -----------      ----------         --------      -------------     -----------     ----------
  Total Current Liabilities               5,750                            5,750              5,773                          5,773
Long Term Debt, less
  Current Maturities                         --                               --                203                            203
Other Noncurrent Liabilities              5,392                            5,392              4,980                          4,980
Stockholders' Equity:
  Common Shares                             342                              342                342                            342
  Paid-in Capital                         6,403                            6,403              6,395                          6,395
  Retained Earnings                      45,942                           45,942             44,681                         44,681
  Treasury Shares                        (1,905)        (4,625)           (6,530)            (1,432)         (4,625)        (6,057)
                                    -----------      ---------          --------      -------------     -----------     ----------
    Total Stockholders' Equity           50,782         (4,625)           46,157             49,986          (4,625)        45,361
TOTAL EQUITY &
LIABILITIES                              61,924         (4,625)           57,299             60,942          (4,625)        56,317
                                    ===========      =========          ========      =============     ===========     ==========
Book Value per
  Common Share                            15.86                            17.08              15.42                          16.54


NOTES TO SUMMARY UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

     (1) The following assumptions were made in presenting the summary unaudited consolidated pro forma financial information:
         (a) The information assumes that 500,000 shares are repurchased and recorded as Treasury Shares at $9.00 per Share.
         (b) Expenses directly related to the Offer are assumed to be $125,000 and have been charged against Treasury Shares.
         (c) The information assumes a reduction in interest income at an assumed rate of 5.5% (which approximates the rate at which interest was earned on invested funds during the periods presented) on $4,625,000 of Company funds used to purchase the Shares under, and pay the expenses of, the Offer.
         (d) The assumed income tax rate applicable to pro forma adjustements was 34% which is consistent with the rate for each of the respective historical periods.
     (2) The pro forma ratio of earnings to fixed charges was computed by dividing the sum of (i) income from continuing operations before taxes and (ii) fixed charges by the sum of (i) interest expense and (ii) estimated interest within rental expenses.
     (3) The amount of deficiency in earnings to achieve a one-to-one coverage was $3,328,000.
     (4) The amount of deficiency in earnings to achieve a one-to-one coverage was $3,582,000.

      ADDITIONAL INFORMATION. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549; at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

     As of November 11, 1998, the Company had issued and outstanding 3,201,645 Shares and had 233,000 Shares issuable on the exercise of stock options exercisable within 60 days. The 500,000 Shares that the Company is offering to purchase represent approximately 15.6% of the Shares then outstanding. As of November 11, 1998, the Company's directors and executive officers as a group (10 persons) beneficially owned (including 122,700 shares issuable on the exercise of options exercisable within 60 days) an aggregate of 450,604 Shares representing approximately 13.1% of the outstanding Shares (including Shares issuable on the exercise of options exercisable within 60 days).

     If the Company purchases 500,000 Shares pursuant to the Offer, the Company's executive officers and directors as a group would own beneficially (including Shares issuable or the exercise of options exercisable within 60 days) approximately 15.4% of the outstanding Shares immediately after the Offer (including Shares issuable on the exercise of options exercisable within 60 days).

     The Company has been advised that none of its directors or executive officers intends to tender any Shares pursuant to the Offer.

     Neither the Company, nor any subsidiary of the Company nor, to the best of the Company's knowledge, any of the Company's directors or executive officers, nor any affiliates of any of the foregoing, had any transactions in the Shares during the 40 business days prior to the date hereof except that Charles S. Gamble, an executive officer, purchased 200 Shares at a price of $6.63 per Share on Nasdaq on October 15, 1998.

     Except for outstanding options to purchase Shares granted from time to time to certain employees (including executive officers) of the Company and to outside directors on certain fixed dates pursuant to the Company's stock option plans and options to purchase Shares granted to clinical advisors of a Company subsidiary and except as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

11. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

     The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and may reduce the number of stockholders. However, the Company believes that there will still be a sufficient number of Shares outstanding and publicly traded following consummation of the Offer to ensure a continued trading market for the Shares and, based on the published guidelines of Nasdaq, continued listing of the Company's securities on Nasdaq.

     The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

     Shares the Company acquires pursuant to the Offer will be retained as treasury stock by the Company (unless and until the Company determines to retire such Shares) and will be available for the Company to issue without further stockholder action (except as required by applicable law or, if retired, the rules of Nasdaq or any securities exchange on which Shares are listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future stock option and employee benefit plans. The Company has no current plans for issuance of the Shares repurchased pursuant to the Offer.

     The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

12.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it may determine that it is required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offering pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 6.

13.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The following summary describes certain United States federal income tax consequences relevant to the Offer. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed United States Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

     This summary discusses only Shares held as capital assets, within the meaning of Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances, or to certain types of stockholders (such as certain financial institutions, dealers in securities or commodities, insurance companies, tax-exempt organizations or persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" or "constructive sale" transaction for United States federal income tax purposes). In particular, the discussion of the consequences of an exchange of Shares for cash pursuant to the Offer applies only to a United States stockholder (herein, a "Holder"). For purposes of this summary, a "United States stockholder" is a beneficial owner of the Shares who is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof,
(iii) an estate the income of which is subject to United States federal income taxation regardless of source, or (iv) a trust the administration of which a court within the United States is able to exercise primary supervision and all substantial decisions of which one or more United States persons have the authority to control. This discussion does not address the tax consequences to foreign stockholders who will be subject to United States federal income tax on a net basis on the proceeds of their exchange of Shares pursuant to the Offer because such income is effectively connected with the conduct of a trade or business within the United States. Such stockholders are generally subject to tax in a manner similar to United States stockholders; however, certain special rules apply. Foreign stockholders who are not subject to United States federal income tax on a net basis should see Section 3 for a discussion of the applicable United States withholding tax rules and the potential for obtaining a refund of all or a portion of the tax withheld. This summary does not apply to foreign stockholders who hold, actually or constructively, more than 5% of the stock of the Company. Any such stockholder is strongly advised to consult its own tax advisor. This summary may not be applicable with respect to Shares acquired as compensation (including Shares acquired upon the exercise of options or which were or are subject to forfeiture restrictions). This summary also does not address the state, local or foreign tax consequences of participating in the Offer. Each Holder of Shares should consult such Holder's tax advisor as to the particular consequences to it of participation in the Offer.

     CONSEQUENCES TO TENDERING HOLDERS OF EXCHANGE OF SHARES FOR CASH PURSUANT TO THE OFFER. An exchange of Shares for cash pursuant to the Offer by a Holder will be a taxable transaction for United States federal income tax purposes. As a consequence of the exchange, the Holder will, depending on such Holder's particular circumstances, be treated either as recognizing gain or loss from the disposition of the Shares or as receiving a dividend distribution from the Company. In general, if a Holder does not exercise control over the affairs of the Company and all Shares actually or constructively owned by such Holder under the applicable attribution rules are tendered and exchanged for cash in the Offer, the Holder should be treated as recognizing gain or loss from the disposition of Shares.

     Under Section 302 of the Code, a Holder will recognize gain or loss on an exchange of Shares for cash if the exchange (i) results in a "complete termination" of all such Holder's equity interest in the Company, (ii) results in a "substantially disproportionate" redemption with respect to such Holder or
(iii) is "not essentially equivalent to a dividend" with respect to the Holder. In applying each of the Section 302 tests, a Holder must take into account not only Shares actually owned by the Holder but also Shares owned by certain related individuals and entities that are constructively owned by such Holder pursuant to Section 318 of the Code.

     A Holder that exchanges all Shares actually or constructively owned by such Holder for cash pursuant to the Offer will be regarded as having completely terminated such Holder's equity interest in the Company. An exchange of Shares for cash will be a "substantially disproportionate" redemption with respect to a Holder if the percentage of the then outstanding Shares owned by such Holder immediately after the exchange is less than 80% of the percentage of the Shares owned by such Holder immediately before the exchange. If an exchange of Shares for cash fails to satisfy the "substantially disproportionate" test, the Holder may nonetheless satisfy the "not essentially equivalent to a dividend" test. A Holder who wishes to satisfy (or avoid) the "not essentially equivalent to a dividend" test is urged to consult such Holder's tax advisor because this test will be met only if the reduction in such Holder's proportionate interest in the Company constitutes a "meaningful reduction" given such Holder's particular facts and circumstances. The IRS has indicated in published rulings that any reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (an interest of less than 1% should satisfy this requirement) and who exercises no control over corporate affairs should constitute such a "meaningful reduction." There is some authority that if a Holder sells Shares to persons other than the Company at or about the time such Holder also sells shares to the Company pursuant to the Offer, and the various sales effected by the Holder are part of an overall plan to reduce or terminate such Holder's proportionate interest in the Company, then the sales to persons other than the Company may, for United States federal income tax purposes, be integrated with the Holder's sale of Shares pursuant to the Offer and, if integrated, may be taken into account in determining whether the Holder satisfies any of the three tests described above. A Holder should consult his tax advisor regarding the treatment of other exchanges of Shares for cash which may be integrated with such Holder's sale of Shares to the Company pursuant to the Offer.

     If a Holder is treated as recognizing gain or loss from the disposition of Shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such Holder's tax basis in the Shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange. Any long-term capital gain recognized by Holders that are individuals, estates or trusts will be taxable at a maximum rate of 20% if the holding period of the Shares exceeds 12 months. However, any short-term capital gain recognized by Holders that are individuals, estates or trusts and any long-term or short-term capital gain recognized by Holders that are corporations will be taxable at regular income tax rates.

     If a Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of Shares for cash, the entire amount of cash received by such Holder in such exchange will be treated as a dividend to the extent of the Company's current and accumulated earnings and profits as determined for United States federal income tax purposes. Such a dividend will be includible in the Holder's gross income as ordinary income in its entirety, without reduction for the tax basis of the Shares exchanged, and no loss will be recognized. The Holder's tax basis in the Shares exchanged, however, will be added to such Holder's tax basis in the remaining Shares that the Holder owns. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate Holder, (i) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (ii) it will be subject to the "extraordinary dividend" provisions of the Code. A corporate Holder should consult its tax advisor concerning the availability of the dividends-received deduction and the application of the "extraordinary dividend" provisions of the Code.

     The Company cannot presently determine whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer shares than are tendered. Therefore, a Holder can be given no assurance that a sufficient number of such Holder's Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

     CONSEQUENCES TO STOCKHOLDERS WHO DO NOT TENDER PURSUANT TO THE OFFER. Stockholders who do not accept the Company's Offer to tender their Shares will not incur any tax liability as a result of the consummation of the Offer.

     See Section 3 with respect to the application of United States federal income tax withholding to payments made to foreign stockholders and backup withholding.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO IT OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

14.  EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares or the number of Shares being sought in the Offer and, in the event of an increase in the number of Shares being sought, such increase exceeds 2% of the outstanding Shares, and (ii) the Offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 14, the Offer will then be extended until the expiration of such ten business days.

15.  FEES AND EXPENSES.

     The Company has retained American Stock Transfer & Trust Company to act as Depositary and Georgeson & Company Inc. to act as Information Agent in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for their services as such, will be reimbursed by the Company for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

     The Company will not pay fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request through the Information Agent, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by such persons in forwarding the Offer and related materials to the beneficial owners of Shares held by any such person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company for purposes of the Offer.

     The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.

16.  MISCELLANEOUS.

     The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by one or more registered brokers or dealers license under the laws of such jurisdiction.

     Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 which contains additional information with respect to the Offer. Such Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning the Company.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                               ATRION CORPORATION

November 16, 1998

     Facsimile copies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below.

                        The Depositary for the Offer is:

                    American Stock Transfer & Trust Company
                                 40 Wall Street
                                   46th Floor
                            New York, New York 10005

                   By Facsimile Transmissions: (718) 234-5001
                        (for Eligible Institutions only)

                     Banks and Brokers Call: (718) 921-8200
                   All Others Call Toll Free: (800) 937-5449


     Additional copies of the Offer to Purchase, the Letter of Transmittal or other tender offer materials may be obtained from the Information Agent and will be furnished at the Company's expense. Questions and requests for assistance may be directed to the Information Agent as set forth below. Stockholders may also contact their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                            Georgeson & Company Inc.
                               Wall Street Plaza
                            New York, New York 10005

                 Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll Free: (800) 223-2064